Exhibit (d)(4)

Schedule A

(updated and effective as July 19, 2021)

Fund(s)

Amplify Transformational Data Sharing ETF (BLOK)

Amplify Lithium & Battery Technology ETF (BATT)

Amplify BlackSwan Growth & Treasury Core ETF (SWAN)

Amplify Pure Junior Gold Miners ETF (JGLD)

Amplify BlackSwan ISWN ETF (ISWN)

Amplify Thematic All-Stars ETF (MVPS)